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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the use and incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement of Bionutrics, Inc. on Form S-3 of our reports dated December 8, 2000, except for Note 14, as to which the date is December 30, 2000 (which reports express unqualified opinions and include explanatory paragraphs relating to the Company's ability to continue as a going concern)(a) appearing in the Prospectus which is part of this Registration Statement, and (b) appearing in the Annual Report on Form 10-K of Bionutrics, Inc. for the year ended October 31, 2000, and to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP
Phoenix, Arizona

January 25, 2001